EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Media Relations:	Investor Relations:
Brooke Tyson 617-646-1023	Richard A. Sandberg CFO, Matritech 617-928-0820 ext. 224

Matritech Reports Third Quarter Financial Results
Bladder Cancer Test Sales Up 87 Percent Over 2002

Newton, Mass. (November 4, 2003) – Matritech, Inc. (NASDAQ: NMPS), a leading developer of proteomics-based diagnostic products for the early detection of cancer, today reported financial results for the quarter ended September 30, 2003.

Revenues for the third quarter of 2003 were $1,171,310, compared with $783,594 for the third quarter of 2002, an increase of 49 percent. Revenue from Matritech’s NMP22® tests for bladder cancer increased 87 percent during the quarter to $610,093, as compared with $326,503 in the third quarter of 2002. This increase was due primarily to sales of our NMP22 BladderChek™ point-of-care test and secondarily to sales of our NMP22 test kits. The Company reported a net loss of $1,782,568, or $0.06 per share, for the quarter ended September 30, 2003, compared with a net loss of $2,121,550, or $0.07 per share, for the same period in 2002.

Revenues for the nine months ended September 30, 2003 were $3,224,803, compared with $2,449,215 for the nine months ended September 30, 2002, an increase of 32 percent. Revenue recognized from Matritech’s NMP22 tests for bladder cancer increased 71 percent during the first nine months of 2003 to $1,534,879, as compared with $899,285 in the first nine months of 2002. As in the third quarter, this increase was due primarily to sales of our NMP22 BladderChek point-of-care test and secondarily to favorable foreign currency translations. The Company reported a net loss of $5,603,607, or $0.17 per share, for the nine months ended September 30, 2003, compared with a net loss of $6,179,679, or $0.20 per share, for the same period in 2002.

“Following the FDA approval of BladderChek for screening in the Spring of this year, it became clear that sales of this product would grow more rapidly if it were available directly from both Matritech and Cytogen,” said David Corbet, Matritech’s president and COO. “Recently, we announced that our own sales representatives will concentrate on selling BladderChek to urologists in the U.S. while Cytogen will continue to sell the product to oncologists. An important result of our selling directly to urologists will be that we will receive significantly more revenue per test because we will receive the entire proceeds from each BladderChek unit sold directly.”

Richard Sandberg, chief financial officer, continued, “A principal use of the $5.2 million in net proceeds from our recent financing will be to increase the size of our sales force and invest in additional marketing activity. An added benefit to Matritech now that we are distributing BladderChek directly to urologists is that we will receive significantly higher gross profits for each BladderChek unit our sales force sells directly to physicians.”

Stephen D. Chubb, chairman and CEO, commented, “I am pleased to report that we have made important progress in our joint efforts with Mitsubishi to develop a proprietary laboratory procedure to test for breast cancer using our NMP66™ marker. Our scientists believe they understand the general biological structure of the NMP66 protein identified by research mass spectrometry and are developing a proprietary laboratory procedure for NMP66 based on its physical and biological properties. We are also working on an immunoassay which is a necessary step for the development of a lab test kit and/or a point-of-care device. We have elected to concentrate our development resources on NMP66 to increase the likelihood of the timely completion of this project for Mitsubishi as well as for a potential U.S. laboratory partner.”

About Matritech

Matritech is a leading developer of proteomics-based diagnostic products for the early detection of cancer. Using its patented proteomics technology, Matritech has identified proteins correlated with breast, bladder, prostate, cervical and colon cancers. Matritech is one of the first companies to successfully employ proteomics to create diagnostic products. The Company holds one of only two FDA tumor marker approvals for the initial detection of cancer. The FDA-approved NMP22 bladder cancer test is currently used by urologists to detect and monitor bladder cancer. In addition, the Company has programs to develop blood-based cancer tests for breast cancer (NMP66 ) and prostate cancer (NMP48TM ). Matritech’s NMP179TM protein is being developed by Sysmex Corporation to automate the review of cervical cancer screening specimens. NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

Scheduled Conference Call

Matritech has scheduled a conference call at 9:00 am Tuesday, November 4, 2003 to discuss the results of operations for the third quarter of 2003. This call is being webcast by CCBN and can be accessed at Matritech’s Web site www.matritech.com at under “Investor Relations”.

Statement Under the Private Securities Litigation Reform Act Any forward-looking statements related to the Company’s expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward–looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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Matritech’s financial highlights follow...

Matritech, Inc.
Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenues	$1,171,310	$783,594	$3,224,803	$2,449,215
Cost of sales	476,862	520,442	1,548,577	1,539,818
Research, development and clinical expense	636,242	949,313	2,034,130	2,930,707
Selling, general and administrative expense	1,659,813	1,443,217	4,908,487	4,208,206

Loss from operations	(1,601,607)	(2,129,378)	(5,266,391)	(6,229,516)

Interest income	12,624	15,592	56,572	62,902
Interest expense	193,585	7,764	393,788	13,065

Net Loss	$(1,782,568)	$(2,121,550)	$(5,603,607)	$(6,179,679)

Basic/Diluted Net Loss Per Share	$(0.06)	$(0.07)	$(0.17)	$(0.20)

Basic/diluted weighted average number of common shares outstanding	32,150,176	30,666,439	32,130,292	30,253,978

	September 30,	December 31,
	2003	2002

Cash & cash equivalents	$3,413,743	$4,172,013
Working capital	1,552,558	3,663,781
Total assets	6,338,787	6,818,173
Long-term debt	2,602,616	316,433
Stockholders’ equity (deficit)	(219,817)	3,838,985